INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Pre-Effective Amendment No. 3 to File No. 333-106296 of Oppenheimer MidCap Fund on Form N-14 of our report on the
Oppenheimer Select Managers Gartmore Millennium Growth Fund II dated December 20,
2002, appearing in the Combined Prospectus and Proxy Statement and in the Statement
of Additional Information, which are part of such Registration Statement.  We also consent to the reference to us under the headings "What are the Tax Consequences of the Reorganization" and "Agreement and Plan of Reorganization" in the combined
Proxy Statement and Prospectus which are part of such Registration Statement.

We also consent to the use of our draft Tax Opinions in exhibit 16(12) in Part C which are part of the combined Proxy Statement and Prospectus.

/s/Deloitte & Touche LLP

DELOITTE & TOUCHE LLP

Denver, Colorado
July 7, 2003